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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                          NOTIFICATION OF LATE FILING

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                                                                 SEC File Number
                                                                    333-86484
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                                                                   CUSIP Number
                                                                   67517P 10 9
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(Check one)    [X] Form 10-KSB    [ ] Form 20-F    [ ] Form 11-K   [ ] Form 10-Q
               [ ] Form N-SAR

               For Period Ended: September 30, 2002

               [ ]    Transition Report on Form 10-K
               [ ]    Transition Report on Form 20-F
               [ ]    Transition Report on Form 11-K
               [ ]    Transition Report on Form 10-Q
               [ ]    Transition Report on Form N-SAR

For the Transition Period Ended: ______________________

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     Read Instruction (on back page) Before Preparing Form. Please Print or
Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ________________________

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Part I - Registrant Information
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Full Name of Registrant                           Ocean West Holding Corporation
Former Name if Applicable
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Address of Principal Executive Office
        (Street and Number)                       15991 Redhill Avenue, Ste. 110
City, State and Zip Code                          Tustin, CA 92780

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Part II - Rules 12b-25(b) and (c)

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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. :

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K (Form 10-KSB), Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative

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     State below in reasonable detail the reasons why Form 10-K (Form 10-KSB),
20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     Ocean West Holding Corporation ("Ocean West") is not a large corporation and does not have extensive staff. In the week of September 23, 2002, the person in charge of the daily financial operations and the upkeep of the company's books and records left to pursue other opportunities in New York and the company's senior staff accountant moved back to Poland. In addition, Ocean West changed its fiscal year end to September 30 this year. With the combination of these events, it has taken the company longer to compile and finalize its financial statements and Ocean West was unable to have the financial statements ready for filing on time.

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Part IV - Other Information

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     (1)  Name and telephone number of person to contact in regard to this notification.

                Daryl Meddings                   (714) 247-4220

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s).                                               [X] Yes [ ] No

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     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         Ocean West Holding Corporation
                  (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 30, 2002                     By:  /s/ Marshall L. Stewart
                                                 -------------------------------
                                                 Marshall L. Stewart, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).

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